Exhibit 99.1

FOR IMMEDIATE RELEASE APRIL 24, 2024	FOR FURTHER INFORMATION CONTACT SHAREHOLDER SERVICES (219) 853-7575

FINWARD BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER ENDED

MARCH 31, 2024

Munster, Indiana - Finward Bancorp (Nasdaq: FNWD) (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), today announced that net income available to common stockholders was $9.3 million, or $2.17 per diluted share, for the quarter ended March 31, 2024, as compared to $2.2 million, or $0.51 per diluted share, for the corresponding prior year period. Increases to our profitability results and performance ratio increases reported for quarter ended March 31, 2024 were primarily attributable to the pre-tax non-interest income gain of approximately $11.8 million from the previously-announced sale-leaseback transaction completed on February 22, 2024. Selected performance metrics are as follows for the periods presented:

Performance Ratios	Quarter ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Return on equity	24.97%	4.92%	6.55%	7.05%	6.42%
Return on assets	1.77%	0.29%	0.42%	0.46%	0.43%
Noninterest income / average assets	2.57%	0.53%	0.46%	0.57%	0.50%
Noninterest expense / average assets	2.86%	2.60%	2.59%	2.66%	2.75%
Net noninterest margin / average assets	-0.29%	-2.08%	-2.13%	-2.09%	-2.25%
Efficiency ratio	59.41%	87.49%	86.88%	82.11%	82.35%

“Management was focused on high-level strategic initiatives in the first quarter, which resulted in the successful execution of our sale-leaseback transaction. We remain opportunistic with our positioning and were able to sell roughly $15 million in low-yielding securities at minimal incurred loss. This allowed us to deleverage the balance sheet further as we build capital, and will benefit go-forward interest income. We will continue to seek out similar opportunities with minimal execution risk and earnback periods under two years,” said Benjamin Bochnowski, Chief Executive Officer. “Asset quality remains stable as a result of our diligence in underwriting and relationship-based lending. Capital also improved, allowing us to serve our core customers more effectively. We will optimize the balance sheet in a prudent manner, and our strong core deposit base has benefitted our ability to do so,” he added. “While non-interest expenses increased in the first quarter, we are committed to reducing those levels as our efficiency strategies are implemented and deal-related charges normalize. With that in mind, we added staff in key areas such as finance and compliance, which we believe will have a long-term benefit to the company.”

Highlights of the year-to-date period include:

●

Net interest margin - The net interest margin for the quarter ended March 31, 2024, was 2.42%, compared to 2.65% for the quarter ended December 31, 2023 and 3.07% for quarter ended March 31, 2023. The tax-adjusted net interest margin (a non-GAAP measure) for the quarter ended March 31, 2024, was 2.57%, compared to 2.80% for the quarter ended December 31, 2023 and 3.23% for the quarter ended March 31, 2023. The decreased net interest margin compared to March 31, 2023 is primarily the result of the increase in short-term interest rates relative to long-term interest rates as part of the Federal Reserve’s response to high inflation and other factors. See Table 1 at the end of this press release for a reconciliation of the tax-adjusted net interest margin to the GAAP net interest margin.

●

Funding - On March 31, 2024, deposits totaled $1.7 billion, compared to $1.8 billion on December 31, 2023, a decrease of $65.9 million or 3.6%. As of March 31, 2024, core deposits totaled $1.2 billion, compared to $1.3 billion on December 31, 2023, a decrease of $65.2 million or 5.1%. Core deposits include checking, savings, and money market accounts and represented 69.6% of the Bancorp’s total deposits at March 31, 2024. On March 31, 2024, balances for certificates of deposit totaled $531.3 million, compared to $532.1 million on December 31, 2023, a decrease of $793 thousand or 0.1%. The decrease in core deposits is primarily related to cyclical inflows and outflows related to certain of the bank’s municipality depositors and planned reduction in deposit pricing. In addition, on March 31, 2024, borrowings and repurchase agreements totaled $131.1 million, compared to $118.1 million at December 31, 2023, an increase of $13.0 million or 11.0%. The increase in short-term borrowings was the result of cyclical inflows and outflows of interest-earning assets and interest-bearing liabilities. During the quarter, the Bancorp repaid an additional $15 million of its outstanding Bank Term Funding Program (the “BTFP”) balance, resulting in a $65 million balance as of March 31, 2024. As of March 31, 2024, 72% of our deposits are fully FDIC insured, and another 7% are further backed by the Indiana Public Deposit Insurance Fund, an overall decrease of 4% from the amount as of December 31, 2023, of 71% of deposits being fully FDIC insured, and 11% backed by the Indiana Public Deposit Insurance Fund. The Bancorp’s liquidity position remains strong with solid core deposit customer relationships, excess cash, debt securities, and access to diversified borrowing sources. As of March 31,2024, the Bancorp had available liquidity of $500 million including borrowing capacity from the FHLB and Federal Reserve facilities.

●

Securities portfolio - During the quarter ending March 31, 2024, the Bancorp executed a sale of $15.1 million in securities resulting in a $531 thousand realized loss.  This transaction was executed to improve future profitability, deleverage the balance sheet through a reduction in borrowings outstanding, and further benefit regulatory capital ratios in subsequent periods.  Securities available for sale declined by $14.8 million from $346.2 million as of March 31, 2024, compared to $371.4 million on December 31, 2023.  Accumulated other comprehensive losses were $56.3 million as of March 31, 2024, compared to $51.6 million on December 31, 2023, an increase of $4.7 million or 9.1%. The yield on the securities portfolio decreased to 2.37% for the quarter ended March 31, 2024, down from 2.39% for the quarter ended March 31, 2023. Management will continue to monitor the securities portfolio for additional restructuring opportunities.

●

Gain on sale of loans - Increases in mortgage rates have slowed the sale of fixed rate mortgage loans into the secondary market. As a result, gains from the sale of loans for the quarter ended March 31, 2024, totaled $152 thousand, down from $263 thousand for the quarter ended March 31, 2023. During the quarter ended March 31, 2024, the Bank originated $3.8 million in new fixed rate mortgage loans for sale, compared to $8.9 million during the quarter ended March 31, 2023. During the quarter ended March 31, 2024, the Bank originated $3.1 million in new 1-4 family loans retained in its portfolio, compared to $5.7 million during the quarter ended March 31, 2023. Total 1-4 family originations for the quarter ended March 31, 2024, totaled $6.9 million, a decrease of $10.4 million from the amount for the quarter ended March 31, 2023, totaling $17.3 million. This decrease was driven by lower seasonal demand for mortgages, as well as increasing market interest rates which slowed mortgage applications. These retained loans are primarily construction loans and adjustable-rate loans with a fixed-rate period of 7 years or less, and the Bank continues to sell longer-duration fixed rate mortgages into the secondary market.

●

Commercial lending - The Bank’s aggregate loan portfolio totaled $1.5 billion on both March 31, 2024 and December 31, 2023. During the quarter ended March 31, 2024, the Bank originated $47.9 million in new commercial loans, compared to $63.7 million during the quarter ended March 31, 2023. The loan portfolio represents 78.7% of earning assets and is comprised of 62.1% commercial related credits. At March 31, 2024, the Bancorp’s portfolio loan balances in commercial real estate owner occupied properties totaled $232.7 million or 15.4% of total loan balances and commercial real estate non-owner occupied properties totaled $285.0 million or 18.9% of total loan balances. Of the $285.0 million in commercial real estate non-owner occupied properties balances, loans collateralized by office buildings represented $41.2 million or 2.7% of total loan balances.

●

Asset quality - At March 31, 2024, non-performing loans totaled $11.8 million, compared to $11.5 million at December 31, 2023, an increase of $367 thousand or 3.2%. The Bank’s ratio of non-performing loans to total loans was 0.78% at March 31, 2024, compared to 0.76% at December 31, 2023. The Bank’s ratio of non-performing assets to total assets was 0.64% at March 31, 2024, compared to 0.61% at December 31, 2023. The Bank experienced a minimal increase in non-performing loans at March 31, 2024 of 0.6% compared to non-performing loans at December 31, 2023. Management maintains a vigilant oversight of nonperforming loans through proactive relationship management. The allowance for credit losses (ACL) totaled $18.8 million at March 31, 2024 and is considered adequate by management. For the quarter ended March 31, 2024, charge-offs, net of recoveries, totaled $4 thousand. The allowance for credit losses as a percentage of total loans was 1.25% at March 31, 2024, and the allowance for credit losses as a percentage of non-performing loans, or coverage ratio, was 159.1% at March 31, 2024.

●

Operating Expenses - Non-interest expense as a percent of average assets was 2.86% for the quarter ended March 31, 2024, as compared to 2.75% for quarter ended March 31, 2023. Increases in non-interest expenses during the quarter ended March 31, 2024 were primarily attributable to accounting and service fees associated with CECL loan model review and enhancements, together with higher non-recurring consulting and legal expenses supporting our recent sales-leaseback transaction in February and third-party expenses related to operational enhancements. The Bank remains focused on identifying additional operating expense opportunities and expense reductions through the remainder of this year. Management also continues to maintain discipline in staffing. Compensation and benefits expense is down 5.7% for the quarter ended March 31, 2024, compared to March 31, 2023.

●

Capital Adequacy - As of March 31, 2024, the Bank’s tier 1 capital to adjusted average assets ratio was 8.24% which is within all regulatory capital requirements and an improvement of 0.46% compared to 7.78% at December 31, 2023. The Bank continues to be considered well capitalized. The Bancorp’s tangible book value per share was $29.30 at March 31, 2024, up from $28.31 as of December 31, 2023 (a non-GAAP measure). Tangible common equity to total assets was 6.09% at March 31, 2024, up from 5.77% as of December 31, 2023 (a non-GAAP measure). Excluding accumulated other comprehensive losses, tangible book value per share increased to $42.36 as of March 31, 2024, from $40.31 as of December 31, 2023 (a non-GAAP measure). An adjustment of $2.0 million was also made to tangible equity as a part of the CECL phase-in. See Table 1 at the end of this press release for a reconciliation of the tangible book value per share, tangible book value per share adjusted for accumulated comprehensive other losses, tangible common equity as a percentage of total assets, and tangible common equity as a percentage of total assets adjusted for accumulated other comprehensive losses to the related GAAP ratios.

●

Sale-Leaseback Transaction - On February 22, 2024, the Bank closed its previously announced sale-leaseback transaction with MountainSeed Real Estate Services, LLC (the “Buyer”), pursuant to which the Bank sold to the Buyer five properties owned and operated as branch locations (the “Properties”) for an aggregate purchase price of $17.2 million, including customary closing adjustments. The transaction closed in accordance with the Agreement for Purchase and Sale of Property dated January 29, 2024 between the Bank and Buyer (the “Sale Agreement”), which was previously announced in the Current Report on Form 8-K filed by the Bancorp on January 31, 2024. The sale-leaseback transaction resulted in proceeds in excess of book value of the Properties of approximately $11.8 million. Under the Sale Agreement, the Bank also entered into lease agreements (the “Lease Agreements”) with the Buyer under which the Bank leases each of the Properties. Each of the Lease Agreements became effective upon the closing of the sale-leaseback transaction and have an initial term of 15 years. The Bank’s obligations under the Lease Agreements are guaranteed by the Bancorp. The Bank did not close any branches or exit any markets as part of the sale-leaseback transaction. The Bank anticipates using the net proceeds generated from the sale-leaseback transaction for general corporate purposes, including a potential reduction in borrowed funds and associated interest expense costs.

Disclosures Regarding Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. In this press release, the Bancorp also provides certain financial measures identified as non-GAAP. The Bancorp’s management believes that the non-GAAP information, which consists of tangible common equity, tangible common equity adjusted for accumulated other comprehensive losses, tangible book value per share, tangible book value per share adjusted for accumulated other comprehensive losses, tangible common equity/total assets, tax-adjusted net interest margin, and efficiency ratio, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Bancorp believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to Table 1 – Reconciliation of Non-GAAP Financial Measures at the end of this document for a reconciliation of the non-GAAP measures identified herein and their most comparable GAAP measures.

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 26 locations in Lake and Porter Counties in Northwest Indiana and Chicagoland. Finward Bancorp’s common stock is quoted on The NASDAQ Stock Market, LLC under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of the Bancorp. For these statements, the Bancorp claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Bancorp, including the information in the filings the Bancorp makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the Bank’s ability to demonstrate compliance with the terms of the previously disclosed consent order and memorandum of understanding entered into between the Bank and the Federal Deposit Insurance Corporation (“FDIC”) and Indiana Department of Financial Institutions (“DFI”), or to demonstrate compliance to the satisfaction of the FDIC and/or DFI within prescribed time frames; the Bank’s agreement under the memorandum of understanding to refrain from paying cash dividends without prior regulatory approval; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; further deterioration in the market value of securities held in the Bancorp’s investment securities portfolio, whether as a result of macroeconomic factors or otherwise; customer acceptance of the Bancorp’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, regulatory actions by the Federal Deposit Insurance Corporation and Indiana Department of Financial Institutions, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Bancorp’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning matters attributable to the Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, The Bancorp does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

Finward Bancorp
Quarterly Financial Report

Performance Ratios	Quarter ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Return on equity	24.97%	4.92%	6.55%	7.05%	6.42%
Return on assets	1.77%	0.29%	0.42%	0.46%	0.43%
Noninterest income / average assets	2.57%	0.53%	0.46%	0.57%	0.50%
Noninterest expense / average assets	2.86%	2.60%	2.59%	2.66%	2.75%
Net noninterest margin / average assets	-0.29%	-2.08%	-2.13%	-2.09%	-2.25%
Efficiency ratio	59.41%	87.49%	86.88%	82.11%	82.35%
Effective tax rate	9.48%	-30.85%	-22.20%	3.86%	12.53%

Non-performing assets to total assets	0.64%	0.61%	0.54%	0.62%	1.02%
Non-performing loans to total loans	0.78%	0.76%	0.66%	0.80%	1.34%
Allowance for credit losses to non-performing loans	159.12%	163.90%	192.89%	158.26%	96.15%
Allowance for credit losses to loans outstanding	1.25%	1.24%	1.27%	1.27%	1.29%
Foreclosed real estate to total assets	0.00%	0.00%	0.00%	0.00%	0.00%

Basic earnings per share	$2.18	$0.36	$0.52	$0.57	$0.52
Diluted earnings per share	$2.17	$0.35	$0.51	$0.57	$0.51
Stockholders' equity / total assets	7.32%	6.99%	5.70%	6.33%	6.66%
Book value per share	$35.17	$34.28	$27.68	$31.77	$32.47
Closing stock price	$24.60	$25.24	$22.00	$22.00	$29.10
Price to earnings per share ratio	2.82	17.77	10.67	9.59	14.10
Dividend declared per common share	$0.12	$0.12	$0.31	$0.31	$0.31

Common equity tier 1 capital to risk-weighted assets	10.89%	10.43%	10.17%	10.00%	10.11%
Tier 1 capital to risk-weighted assets	10.89%	10.43%	10.17%	10.00%	10.11%
Total capital to risk-weighted assets	11.92%	11.36%	11.12%	10.96%	10.92%
Tier 1 capital to adjusted average assets	8.24%	7.78%	7.81%	7.58%	7.65%

Non-GAAP Performance Ratios	Quarter ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Net interest margin - tax equivalent	2.57%	2.80%	2.87%	3.03%	3.23%
Tangible book value per diluted share	$29.30	$28.31	$21.63	$25.64	$26.24
Tangible book value per diluted share adjusted for AOCI	$42.36	$40.31	$39.96	$39.62	$39.23
Tangible common equity to total assets	6.09%	5.77%	4.46%	5.11%	5.38%
Tangible common equity to total assets adjusted for AOCI	8.81%	8.22%	8.23%	7.89%	8.05%

Quarter Ended
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	March 31, 2024			March 31, 2023
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$68,935	$853	4.95	$15,200	$183	4.82
Federal funds sold	814	10	4.91	836	8	3.83
Certificates of deposit in other financial institutions	-	-	-	2,455	16	2.61
Securities available-for-sale	365,194	2,161	2.37	373,548	2,234	2.39
Loans receivable	1,504,011	18,879	5.02	1,510,061	17,626	4.67
Federal Home Loan Bank stock	6,547	82	5.01	6,547	69	4.22
Total interest earning assets	1,945,501	$21,985	4.52	1,908,647	$20,136	4.22
Cash and non-interest bearing deposits in other financial institutions	18,230			15,821
Allowance for credit losses	(18,743)			(13,157)
Other noninterest bearing assets	151,945			155,944
Total assets	$2,096,933			$2,067,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits	$1,487,771	$8,794	2.36	$1,429,776	$4,087	1.14
Repurchase agreements	38,151	370	3.88	18,270	121	2.65
Borrowed funds	90,053	1,040	4.62	106,406	1,260	4.74
Total interest bearing liabilities	1,615,975	$10,204	2.53	1,554,452	$5,468	1.41
Non-interest bearing deposits	294,398			348,037
Other noninterest bearing liabilities	37,897			25,198
Total liabilities	1,948,270			1,927,687
Total stockholders' equity	148,663			139,568
Total liabilities and stockholders' equity	$2,096,933			$2,067,255

Return on average assets	1.77%			0.43%
Return on average equity	24.97%			6.42%
Net interest margin (average earning assets)	2.42%			3.07%
Net interest margin (average earning assets) - tax equivalent	2.57%			3.23%
Net interest spread	1.99%			2.81%
Ratio of interest-earning assets to interest-bearing liabilities	1.20x			1.23x

Finward Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
ASSETS

Cash and non-interest bearing deposits in other financial institutions	$16,418	$17,942	$17,922	$23,210	$33,785
Interest bearing deposits in other financial institutions	54,755	67,647	52,875	89,706	20,342

Total cash and cash equivalents	71,780	86,008	71,648	115,673	54,781

Certificates of deposit in other financial institutions	-	-	-	-	2,452

Securities available-for-sale	346,233	371,374	339,280	368,136	377,901
Loans held-for-sale	667	340	2,057	1,832	1,672
Loans receivable, net of deferred fees and costs	1,508,251	1,512,595	1,525,660	1,534,161	1,521,089
Less: allowance for credit losses	(18,805)	(18,768)	(19,430)	(19,507)	(19,568)
Net loans receivable	1,489,446	1,493,827	1,506,230	1,514,654	1,501,521
Federal Home Loan Bank stock	6,547	6,547	6,547	6,547	6,547
Accrued interest receivable	7,583	8,045	7,864	7,714	7,717
Premises and equipment	47,795	38,436	38,810	39,204	39,732
Foreclosed real estate	71	71	71	71	64
Cash value of bank owned life insurance	32,895	32,702	32,509	32,316	32,115
Goodwill	22,395	22,395	22,395	22,395	22,395
Other intangible assets	2,911	3,272	3,636	4,015	4,402
Other assets	43,459	45,262	56,423	48,661	47,293

Total assets	$2,071,782	$2,108,279	$2,087,470	$2,161,218	$2,098,592

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Non-interest bearing	$296,959	$295,594	$312,635	$315,671	$330,057
Interest bearing	1,450,519	1,517,827	1,471,402	1,479,476	1,476,053
Total	1,747,478	1,813,421	1,784,037	1,795,147	1,806,110
Repurchase agreements	41,137	38,124	48,310	46,402	28,423
Borrowed funds	90,000	80,000	100,000	150,000	100,000
Accrued expenses and other liabilities	41,586	29,389	36,080	32,919	24,323

Total liabilities	1,920,201	1,960,934	1,968,427	2,024,468	1,958,856

Commitments and contingencies

Stockholders' Equity:

Preferred stock, no par or stated value;
10,000,000 shares authorized, none outstanding	-	-	-	-	-
Common stock, no par or stated value	-	-	-	-	-
Additional paid-in capital	69,727	69,555	69,482	69,384	69,182
Accumulated other comprehensive loss	(56,313)	(51,613)	(78,848)	(60,185)	(55,895)
Retained earnings	138,167	129,403	128,409	127,551	126,449

Total stockholders' equity	151,581	147,345	119,043	136,750	139,736

Total liabilities and stockholders' equity	$2,071,782	$2,108,279	$2,087,470	$2,161,218	$2,098,592

Finward Bancorp
Quarterly Financial Report

Consolidated Statements of Income	Quarter Ended,
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Interest income:
Loans	$18,879	$19,281	$19,161	$18,694	$17,626
Securities & short-term investments	3,105	2,975	2,617	2,919	2,510
Total interest income	21,984	22,256	21,778	21,613	20,136
Interest expense:
Deposits	8,794	8,180	7,066	6,105	4,087
Borrowings	1,410	1,361	1,579	1,469	1,381
Total interest expense	10,204	9,541	8,645	7,574	5,468
Net interest income	11,780	12,715	13,133	14,039	14,668
Provision for credit losses	-	779	244	514	488
Net interest income after provision for credit losses	11,780	11,936	12,889	13,525	14,180
Noninterest income:
Fees and service charges	1,153	1,507	1,374	1,832	1,311
Wealth management operations	633	672	572	626	614
Gain on sale of loans held-for-sale, net	152	352	192	274	263
Increase in cash value of bank owned life insurance	193	193	193	201	179
Gain (loss) on sale of real estate	11,858	-	2	(15)	-
Loss on sale of securities, net	(531)	-	-	(48)	-
Other	17	11	64	136	241
Total noninterest income	13,475	2,735	2,397	3,006	2,608
Noninterest expense:
Compensation and benefits	7,109	6,290	6,729	7,098	7,538
Occupancy and equipment	1,915	1,520	1,711	1,636	1,690
Data processing	1,170	1,269	1,085	1,407	973
Federal deposit insurance premiums	501	492	474	572	465
Marketing	158	191	235	159	255
Other	4,151	3,755	3,259	3,123	3,306
Total noninterest expense	15,004	13,517	13,493	13,995	14,227
Income before income taxes	10,251	1,154	1,793	2,536	2,561
Income tax expenses (benefit)	972	(356)	(398)	98	321
Net income	$9,279	$1,510	$2,191	$2,438	$2,240

Earnings per common share:
Basic	$2.18	$0.36	$0.52	$0.57	$0.52
Diluted	$2.17	$0.35	$0.51	$0.57	$0.51

Finward Bancorp
Quarterly Financial Report

Asset Quality	(Unaudited)		(Unaudited)	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Nonaccruing loans	$11,603	$9,608	$9,840	$12,071	$19,473
Accruing loans delinquent more than 90 days	215	1,843	233	255	878
Securities in non-accrual	1,442	1,357	1,155	1,075	1,017
Foreclosed real estate	71	71	71	61	60
Total nonperforming assets	$13,331	$12,879	$11,299	$13,462	$21,428

Allowance for credit losses (ACL):
ACL specific allowances for collateral dependent loans	$1,455	$906	$554	$717	$1,075
ACL general allowances for loan portfolio	17,351	17,862	18,876	18,790	18,493
Total ACL	$18,806	$18,768	$19,430	$19,507	$19,568

	(Unaudited)
	March 31,	Required
	2024	To Be Well
	Actual Ratio	Capitalized
Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	10.89%	6.50%
Tier 1 capital to risk-weighted assets	10.89%	8.00%
Total capital to risk-weighted assets	11.92%	10.00%
Tier 1 capital to adjusted average assets	8.24%	5.00%

	Table 1 - Reconciliation of the Non-GAAP Performance Measures

	(Dollars in thousands)	Quarter Ended,
	(unaudited)	March 31, 2024	March 31, 2023
	Calculation of tangible common equity
	Total stockholder's equity	$151,581	$139,736
	Goodwill	(22,395)	(22,395)
	Other intangibles	(2,911)	(4,402)
(A)	Tangible common equity	$126,275	$112,939

	Calculation of tangible common equity adjusted for accumulated other comprehensive loss
(A)	Tangible common equity	$126,275	$112,939
	Accumulated other comprehensive loss	56,313	55,895
(B)	Tangible common equity adjusted for accumulated other comprehensive loss	$182,588	$168,834

	Calculation of tangible book value per share
(A)	Tangible common equity	$126,275	$112,939
	Shares outstanding	4,310,251	4,304,026
	Tangible book value per diluted share	$29.30	$26.24

	Calculation of tangible book value per diluted share adjusted for accumulated other comprehensive loss
(B)	Tangible common equity adjusted for accumulated other comprehensive loss	$182,588	$168,834
	Diluted average common shares outstanding	4,310,251	4,304,026
	Tangible book value per diluted share adjusted for accumulated other comprehensive loss	$42.36	$39.23

	Calculation of tangible common equity to total assets
(A)	Tangible common equity	$126,275	$112,939
	Total assets	2,071,782	2,098,592
	Tangible common equity to total assets	6.09%	5.38%
	Calculation of tangible common equity to total assets
(B)	Tangible common equity adjusted for accumulated other comprehensive loss	$182,588	$168,834
	Total assets	2,071,782	2,098,592
	Tangible common equity to total assets adjusted for accumulated other comprehensive loss	8.81%	8.05%

	Calculation of tax adjusted net interest margin
	Net interest income	$11,780	$14,668
	Tax adjusted interest on securities and loans	722	756
	Adjusted net interest income	12,502	15,424
	Total average earning assets	1,945,501	1,908,647
	Tax adjusted net interest margin	2.57%	3.23%

	Efficiency ratio
	Total non-interest expense	$15,004	$14,227
	Total revenue	25,255	17,276
	Efficiency ratio	59.41%	82.35%